UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2007

CLAYMONT STEEL HOLDINGS, INC.

(Exact name of registrant specified in its charter)

Delaware	1-33212	20-2928495
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4001 Philadelphia Pike, Claymont, Delaware	19703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (302) 792-5400

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 9, 2007, Claymont Steel Holdings, Inc. (the “Company”) entered into an agreement and plan of merger (the “Merger Agreement”) with Evraz Group S.A. (“Evraz”) and Titan Acquisition Sub, Inc., a wholly owned subsidiary of Evraz Group S.A. (the “Purchaser”), pursuant to which Evraz, through the Purchaser, will commence an offer to purchase all of the outstanding shares of the Company at a purchase price of $23.50 per share in cash (the “Offer”). Following the consummation of the Offer, the Purchaser will merge with and into the Company (the “Merger”).

The closing of the Offer is subject to customary closing conditions, including (i) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and (ii) Evraz acquiring a majority of the outstanding shares of the Company on a fully diluted basis. Depending on the number of shares held by Evraz and the Purchaser after the Purchaser’s acceptance of the shares properly tendered in connection with the Offer, approval of the Merger by the holders of the outstanding shares of the Company’s common stock may be required.

In the Merger Agreement, the Company granted to Evraz and the Purchaser an irrevocable option (the “Top Up Option”) to purchase, at a per share price equal to the Offer Price, shares of the Company’s common stock equal to the number of shares of the Company’s common stock that, when added to the number of shares of the Company’s common stock owned by Evraz and the Purchaser immediately following consummation of the Offer, equals one share more than 90% of the shares of the Company’s common stock then outstanding on a fully diluted basis. The Top Up Option is exercisable only after Evraz and the Purchaser own at least 80% of the outstanding shares of the Company’s common stock, and is not exercisable if the number of shares of the Company’s common stock that would need to be issued exceeds the number of authorized but unissued shares of the Company’s common stock.

The Merger Agreement includes customary representations, warranties and covenants of the Company, Evraz and the Purchaser. The Company has agreed to operate its business in the ordinary course until the Merger is consummated. The Company has also agreed not to solicit or initiate discussions with third parties regarding other proposals to acquire the Company and to certain restrictions on its ability to respond to any such proposals. The Merger Agreement also includes customary termination provisions for both the Company and Evraz.

Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Evraz a termination fee of $12.4 million. The Merger Agreement further provides that upon the occurrence of certain events, the Company must reimburse Evraz for out-of-pocket expenses incurred in connection with the Merger Agreement, in an amount not to exceed $2.15 million.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by the Company to Evraz and the Purchaser in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company and Evraz and the Purchaser, rather than establishing matters as facts. In addition, some of these representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality that is different from that generally applicable to public disclosures by the Company and Evraz. Accordingly, investors should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the Company, Evraz or the Purchaser.

The Company and Evraz issued a joint press release on December 10, 2007 announcing the execution of the Merger Agreement. A copy of the press release is included as Exhibit 99.1 to this report and is incorporated in this report by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

2.1	Agreement and Plan of Merger dated as of December 9, 2007, among the Company, Evraz and the Purchaser.

99.1	Joint Press Release, dated December 10, 2007, of Evraz Group S.A. and Claymont Steel Holdings, Inc. regarding execution of the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLAYMONT STEEL HOLDINGS, INC.

Date: December 11, 2007	By:	/s/ Allen Egner
	Name:	Allen Egner
	Title:	Interim Chief Financial Officer